Exhibit 99.2
SUPERIOR ENERGY SERVICES, INC.
RESERVES COMMITTEE CHARTER
Organization; Member Qualification
     The reserves committee will be appointed by the board of directors and will be composed of at least three directors. The members of the reserves committee will be appointed by the board of directors upon the recommendation of its nominating and corporate governance committee and may be removed by the board of directors at its discretion. The reserves committee’s chairperson will be designated by the board of directors.
Authority and Responsibilities
     The primary responsibility of the committee will be to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the Company’s (i) annual and any quarterly review of its oil and gas reserves, (ii) procedures for evaluating and reporting oil and gas producing activities, and (iii) compliance with applicable regulatory and securities laws relating to the preparation and disclosure of information with respect to oil and gas reserves.
     In carrying out its duties, the committee will have authority and responsibility to:
•	retain and terminate, in the committee’s discretion, any independent reserve engineering consultants retained to assist the Company in the annual and any quarterly review of reserves and approve the adequacy of their compensation and terms of their engagement;

•	have a clear understanding with the independent consultants that they are directly accountable to the committee, who have ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

•	take appropriate action to ensure that the independent consultants are independent prior to their appointment and throughout their engagement;

•	meet with the independent consultants and management to review and approve the scope of the proposed annual and any quarterly review for the current year, the procedures to be utilized and at the conclusion thereof review any comments or recommendations of the independent consultants.

•	discuss with management and the independent consultants the Company’s annual and any quarterly review.

•	review with the independent consultants any reserves reporting problems or difficulties and management’s response, including any difficulties encountered in the course of the preparation of their reserve report, any restrictions placed on the scope of the independent consultants’ activities or access to requested information and any significant disagreements with management;
•	meet as frequently as considered necessary or appropriate, with the Company’s senior reserves engineering personnel and the independent consultants to review and consider the evaluation of the reserves and any other matters of concern in respect of the evaluation of the reserves;

•	review, from time to time as the committee considers necessary or appropriate, the Company’s internal procedures relating to its reserve disclosure;

•	review the Company’s significant reserves engineering principles and policies and any significant changes thereto and any proposed changes in reserves engineering standards and principles which have, or may have, a material impact on the Company’s reserves disclosure; and

•	initiate, when appropriate, investigations of matters within the scope of its responsibilities.
     The committee will be entitled to rely upon Company management, independent consultants and legal counsel to provide them with information, opinions, reports or statements, and will be protected in relying in good faith upon the records of the Company and such information, opinions, reports or statements as to matters the committee reasonably believes are within such other persons’ professional or expert competence.
Meetings
     The committee will meet at least twice a year and as often as may be deemed necessary or appropriate in its judgment, either personally or telephonically. The majority of members of the committee will constitute a quorum. To foster open communications, the committee may invite directors, representatives of management or any independent consultants to attend any of its meetings, but reserves the right in its discretion to meet in executive session. The committee will maintain written minutes of all its meetings and provide a copy of all such minutes to each member of the board of directors.
Advisors
     The committee will have the authority to the extent it deems necessary or appropriate to retain independent legal, engineering or other advisors. The Committee will have sole authority to approve related fees and retention charges.
Annual Report; Annual Review
     The committee will report its actions and recommendations to the board of directors after each committee meeting and will conduct and present to the board of directors an annual performance evaluation of the committee. The committee will review at least annually the adequacy of this charter and recommend any proposed changes to the board of directors for approval.

Limitations
     The committee’s failure to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its stockholders.
     The committee is not responsible for preparing the Company’s reserve estimates, planning or conducting the annual or any quarterly review, determining that any such review is complete and accurate or prepared in accordance with generally accepted geologic and engineering standards, or assuring compliance with applicable laws or the Company’s policies, procedures and controls, all of which are the responsibility of management, including the Company’s senior reserves engineering personnel, or the independent consultants.

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